Exhibit 10.1
THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
          THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made effective as of February 28, 2007 by and between United Surgical Partners International, Inc., a Delaware corporation (the “Company”), and Donald E. Steen (the “Employee”).
W I T N E S S E T H
          WHEREAS, the Company and the Employee entered into an Employment Agreement dated November 15, 2002, as amended by that certain Amendment to Employment Agreement, dated February 18, 2004, and that certain Second Amendment of Employment Agreement, dated April 28, 2006 (as amended, the “Agreement”); and
          WHEREAS, the Company and the Employee wish to amend certain provisions of the Agreement, effective as of the date set forth above.
          NOW, THEREFORE, in consideration of the Employee’s continued employment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:
          1.      Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.
          2.      Excise Tax. A new Section 11 is hereby added to the Agreement, to read in its entirety as follows:
          “11.      Excise Tax. If any of the payments or benefits due to Employee under this Agreement would otherwise result in a liability for any excise taxes pursuant to Internal Revenue Code (“Code”) Section 4999 (“Excise Tax”) (whether at the time of payment or upon a later IRS audit), the Company and Employee agree to use commercially reasonable efforts to restructure, in a manner reasonably acceptable to the Company and Employee, such payments or benefits due to Employee so that such Excise Tax is eliminated or minimized to the extent permitted by applicable law. If, despite the use of commercially reasonable efforts, the Company and Employee are unable, consistent with applicable law, to agree on the restructuring of the payments or benefits due to Employee under this Agreement to eliminate such Excise Tax consistent with legal requirements, the Company will reimburse Employee for the amount of such Excise Tax plus all federal, state and local taxes applicable to the Company’s payment of such Excise Tax, including any additional taxes due under Section 4999 of the Code with respect to payments made pursuant to this provision. Calculations for these purposes will assume the highest marginal rate for individuals applicable at the time of calculation. The intent of this section is that the Company will pay Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee after deduction of (i) any Excise Tax imposed on any such payment or benefit and (ii) any Excise Tax, federal, state or local income, and/or payroll taxes imposed on the Gross-Up Payment, will equal the amount of such payment or benefit reduced by all applicable taxes on such amount other than the Excise Tax; provided, that the Gross-Up payment will not include any additions to tax imposed on the Employee by reason of Section 409A of the Code.”

          3.      Conflicting Terms & Survival of Agreement. Except as specifically set forth herein, the Agreement shall remain in full force and effect. In the event the terms of this Amendment shall conflict with the terms of the Agreement, the terms of this Amendment shall control.
          4.      Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together constitute one document.
          5.      Final Agreement. The Agreement, as amended by this Amendment, constitutes the final agreement between the parties hereto and supercedes any prior or contemporaneous agreement or representation, oral or written, among them with respect to the matters set forth in the Agreement and this Amendment.
          6.      Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
By:	/s/ William H. Wilcox
William H. Wilcox
President and Chief Executive Officer

EMPLOYEE
/s/ Donald E. Steen
Donald E. Steen

3